Exhibit 99.2
EYETECH PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(All amounts in thousands)
(Unaudited)

	Quarter Ended June 30,
	2005
	GAAP (1)	Difference	Non-GAAP(4)
Net product revenue	$49,667	$—	$49,667
Less: Distribution service fees, allowance and returns	(2,681)		$(2,681)
Net product revenue	46,986	—	46,986
Collaboration revenue	10,148	—	10,148
Total revenue	57,134	—	57,134

Costs and expenses:
Cost of goods sold	9,780	—	9,780
Research and development	22,018	—	22,018
Sales and marketing	11,922	—	11,922
Collaboration profit sharing	18,756	—	18,756
General and administrative	3,560	1,467 (2)	2,093

Total costs and expenses	66,036	1,467	64,569

Operating loss	(8,902)	(1,467)	(7,435)

Interest income, net	1,834	—	1,834

Loss before income taxes	(7,068)	(1,467)	(5,601)
Provision for income taxes	—	—	—

Net loss	(7,068)	(1,467)	(5,601)
Preferred stock accretion

Net loss attributable to common stockholders	$(7,068)	$(1,467)	$(5,601)

Basic and diluted net loss per common share	$(0.16)	$(0.03)	$(0.13)

Weighted average common shares outstanding	42,991	42,200	42,200

(1)	GAAP Results

(2)	Expense recorded for termination benefits in second quarter

(3)	Expense recorded for termination benefits in 2nd quarter and option acceleration in 1st quarter

(4)	Non-GAAP Results